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[OMNI ENERGY SERVICES CORP. LOGO]        NEWS RELEASE               Nasdaq: OMNI

   4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 - Fax
                                  337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 05-17

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Executive Vice President
PHONE: (337) 896-6664

                    OMNI MODIFIES TERMS OF SUBORDINATED DEBT

      CARENCRO, LA - MAY 18, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that it had entered into certain (i) Surrender of Note Agreements and (ii) Release and Satisfaction Interest in Note Agreements (collectively the "Settlement Agreements") with certain of its subordinated debt holders that revises the payment terms of $2 million of the $3 million in outstanding subordinated debt issued in connection with the Company's June 2004 acquisition of Trussco, Inc. In addition, the Settlement Agreements cancel $1 million of the $3 million Earnout Note also issued in connection with the Trussco acquisition.

      Under the terms of the Settlement Agreements, OMNI will pay to the holders of the subordinated debt, $1 million cash on or before August 16, 2005 and will issue the subordinated debt holders 200,000 shares of the Company's common stock in full and complete satisfaction of $2 million of the subordinated debt and cancellation of $1 million of the Earnout Note. The terms of the balance of $1 million of the subordinated debentures and $2 million of the Earnout Note will remain unchanged.

      Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's ability to pay the holders of its subordinated debt pursuant to the terms discussed herein, dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.